UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 9, 2013

REACHLOCAL, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-34749	20-0498783
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

21700 Oxnard Street, Suite 1600, Woodland Hills, California	91367
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (818) 274-0260

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 9, 2013, ReachLocal, Inc. entered into a separation agreement (the “Separation Agreement”) with John Mazur, ReachLocal Europe’s Chief Executive Officer, who is leaving ReachLocal to return to the United States and pursue other opportunities. Craig Harris, who has served in several roles with ReachLocal since joining the company in 2008, most recently as Co-General Manager of Asia and Co-Managing Director of Australia, will become the new Managing Director and Chief Operating Officer of Europe. Stephen Prestidge, who also joined the company in 2008 and has been Mr. Harris’ partner as Co-General Manager of Asia and Co-Managing Director of Australia, has been promoted to Managing Director of Asia and Australia.

Under the Separation Agreement, Mr. Mazur will continue in his current role through January 14, 2013, and thereafter will serve as a Senior Advisor until February 28, 2014 (the “Termination Date”), to assist with the transition of his responsibilities to Mr. Harris. Mr. Mazur will continue his employment until the Termination Date on the same terms and conditions as prior to entering into the Separation Agreement. After the Termination Date, Mr. Mazur will receive: (i) continuation payments of his annual base salary for three months for a total of $135,739, (ii) continued health benefits for three months, and (iii) certain other relocation and ex pat benefits pursuant to his employment letter dated January 14, 2008, as amended.

The foregoing is not a complete description of the terms and conditions of the Separation Agreement and is qualified in its entirety by reference to the Separation Agreement, a copy of which will be filed as an exhibit to ReachLocal’s next Annual Report on Form 10-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 11, 2013	REACHLOCAL, INC.

	By:	/s/ Ross G. Landsbaum
	Name:	Ross G. Landsbaum
	Title:	Chief Financial Officer